Exhibit 99.1

Zynex Reports Second Quarter 2024 Financial Results

Q2 2024 Revenue Increased 11% to $49.9 Million

ENGLEWOOD, Colo., July 25, 2024 -- Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today reported its financial and operational results for the second quarter ended June 30, 2024.

Key Second Quarter Highlights and Business Update

•	Q2 2024 orders increased 20% year-over-year, the highest number of orders in Company history for the ninth consecutive quarter.
•	Q2 2024 revenue increased 11% year-over-year to $49.9 million; Q2 2024 revenue was lower than previous guidance of $52.0 million primarily related to a reduction in sales representatives and forgoing current sales to focus on profitable growth and rep productivity, and a changing product mix.
•	Q2 2024 net income of $1.2 million; Diluted EPS $0.04.
•	Year-to-Date cash flow from operations of $3.2 million, a 20% year-over-year increase.
•Repurchased $2.2 million of the Company’s common stock in Q2 2024.

Management Commentary

“The second quarter of 2024 was highlighted by a strong cadence of order growth and revenue as we work toward FDA approvals of next-generation devices and launch of new pain management products,” said Thomas Sandgaard, President and CEO of Zynex. “As we have evolved from a small company prior to 2017 to expected revenues of roughly $200 million in 2024, we have taken additional steps during recent quarters to enable us to grow smoothly to a $1 billion company in the longer term. We also continued our share repurchase plan and repurchased $2.2 million of our common stock in Q2 2024 and $70.0 million over the last twenty-four months.

“In the second quarter, increasing sales and profitable growth for our pain management division delivered a 20% improvement in orders year-over-year. Revenue during the quarter was impacted by a continued change in product mix, with sales of our private labeled pain management products growing more than anticipated. While this growth diversifies revenue, these product sales are one-time and lack the trailing revenue model present in our electrotherapy products. In addition, as we emphasize profitable growth, we continued our focus on sales rep productivity and separated more underperforming reps than initially anticipated, which decreases near-term revenue but leaves us in a stronger position moving forward.

“With the change in product mix and sales force reduction, we are revising guidance down for the year. We now expect 2024 net revenue to increase approximately 9% compared to 2023. Looking ahead, we continue to focus on diversifying revenue streams with innovative new products and ensuring sustained growth as we build on our holistic, non-invasive approach to pain management. In 2025, we should return to our normal top-line growth in our pain management division of approximately 20%. We look forward to additional updates in the months to come as we work to build long-term value for our shareholders," concluded Sandgaard.

Second Quarter 2024 Financial Results

Net revenue was $49.9 million for the three months ended June 30, 2024, compared to $45.0 million in the prior year quarter, an increase of 11%. The increase in net revenue was primarily related to a 20% growth in device orders which resulted from a larger customer base and led to increased sales of consumable supplies, offset by a reduction in sales representatives and forgoing current sales to focus on profitable growth and rep productivity.

Gross profit in the quarter ended June 30, 2024, was $39.9 million, or 80% of revenue, as compared to $35.7 million or 79% of revenue, in 2023.

Sales and marketing expenses were $23.2 million for the three months ended June 30, 2024, compared to $21.6 million in the prior year period.

General and administrative expenses for the three months ended June 30, 2024, were $14.5 million, versus $11.4 million in the prior year period.

Net income for the three months ended June 30, 2024, totaled $1.2 million, or $0.04 per basic and diluted share, as compared to net income of $3.4 million, or $0.09 per basic and diluted share, in the quarter ended June 30, 2023.

Adjusted EBITDA for the three months ended June 30, 2024, was $3.5 million, as compared to $4.0 million in the quarter ended June 30, 2023.

As of June 30, 2024, the Company had working capital of $55.9 million. Cash and cash equivalents were $30.9 million at June 30, 2024. Cash flow from operations for the six months ended June 30, 2024 was $3.2 million compared to $2.7 million in the six months ended June 30, 2023.

The Company continued its latest stock buyback by repurchasing $2.2 million of its common stock during the second quarter.

Third Quarter and Full Year 2024 Guidance

Third quarter 2024 revenue is estimated to be at least $50.0 million. Third quarter Diluted EPS is estimated to be at least $0.05.

The Company expects 2024 net revenue of at least $200 million, a 9% increase from 2023. Diluted EPS is expected to be at least $0.20 per share.

Conference Call and Webcast Details

Thursday, July 25, 2024, at 4:15 PM Eastern Time (2:15 PM Mountain Time)

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast: Q2 2024 Webcast Link

U.S. & Canada dial-in number: 800-836-8184

International number: 646-357-8785

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring, receivables adjustment and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. our results of operations and the plans, strategies and objectives for future operations; the timing and scope of any potential stock repurchase; and other similar statements.

Words such as "anticipate," "believe," "continue," "could," "designed," "endeavor," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "seek," "should," "target," "preliminary," "will," "would" and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products; the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources; the need to keep pace with technological changes; our dependence on the reimbursement for our products from health insurance companies; our dependence on third party manufacturers to produce our products on time and to our specifications' implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy; market conditions; the timing, scope and possibility that the repurchase program may be suspended or discontinued; economic factors, such as interest rate fluctuations; and other risks described in our filings with the Securities and Exchange Commission.

These and other risks are described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2023, as well as our quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statements contained in this press release represent Zynex's views only as of today and should not be relied upon as representing its views as of any subsequent date. Zynex explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Investor Relations Contact:
Quinn Callanan, CFA or Brian Prenoveau, CFA
MZ Group – MZ North America
ZYXI@mzgroup.us
+949 694 9594

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$30,896	$44,579
Accounts receivable, net	23,594	26,838
Inventory, net	15,390	13,106
Prepaid expenses and other	4,235	3,332
Total current assets	74,115	87,855

Property and equipment, net	3,250	3,114
Operating lease asset	11,189	12,515
Finance lease asset	785	587
Deposits	409	409
Intangible assets, net of accumulated amortization	7,705	8,158
Goodwill	20,401	20,401
Deferred income taxes	4,061	3,865
Total assets	$121,915	$136,904

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	7,882	8,433
Operating lease liability	3,930	3,729
Finance lease liability	182	196
Income taxes payable	—	633
Accrued payroll and related taxes	6,244	5,541
Total current liabilities	18,238	18,532
Long-term liabilities:
Convertible senior notes, less issuance costs	58,078	57,605
Operating lease liability	12,187	14,181
Finance lease liability	596	457
Total liabilities	89,099	90,775

Commitments and contingencies
Stockholders' equity:
Preferred Stock	—	—
Common stock	32	33
Additional paid-in capital	91,963	90,878
Treasury stock, at cost	(87,186)	(71,562)
Retained earnings	28,007	26,780
Total stockholders' equity	32,816	46,129
Total liabilities and stockholders' equity	$121,915	$136,904

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
NET REVENUE
Devices	$15,920	$13,743	$29,945	$25,687
Supplies	33,963	31,209	66,469	61,435
Total net revenue	49,883	44,952	96,414	87,122

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	9,971	9,272	19,269	18,541
Sales and marketing	23,226	21,609	46,606	42,836
General and administrative	14,460	11,358	27,788	22,748
Total costs of revenue and operating expenses	47,657	42,239	93,663	84,125

Income from operations	2,226	2,713	2,751	2,997

Other income (expense)
Gain on disposal of assets	19	—	19	2
Gain on change in fair value of contingent consideration	—	1,700	—	3,100
Interest expense, net	(630)	(317)	(1,142)	(401)
Other income (expense), net	(611)	1,383	(1,123)	2,701

Income from operations before income taxes	1,615	4,096	1,628	5,698
Income tax expense	398	742	401	775
Net income	$1,217	$3,354	$1,227	$4,923

Net income per share:
Basic	$0.04	$0.09	$0.04	$0.13
Diluted	$0.04	$0.09	$0.04	$0.13

Weighted average basic shares outstanding	31,762	36,435	32,053	36,564
Weighted average diluted shares outstanding	32,204	37,061	32,516	37,249

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,227	$4,923
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,329	1,311
Amortization	928	620
Non-cash reserve charges	—	(91)
Stock-based compensation	1,575	967
Non-cash lease expense	(467)	(158)
Benefit for deferred income taxes	(195)	(240)
Change in fair value of contingent consideration	—	(3,100)
Gain on disposal of assets	(19)	(2)
Change in operating assets and liabilities:
Accounts receivable	3,244	2,106
Prepaid and other assets	(805)	(661)
Accounts payable and other accrued expenses	(288)	(1,172)
Inventory	(3,327)	(1,736)
Deposits	—	(92)
Net cash provided by operating activities	3,202	2,675

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(290)	(394)
Proceeds on sale of fixed assets	—	10
Net cash used in investing activities	(290)	(384)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on finance lease obligations	(148)	(62)
Cash dividends paid	(3)	(1)
Purchase of treasury stock	(15,625)	(9,468)
Excise tax payments on net treasury stock purchases	(473)	—
Proceeds from issuance of convertible senior notes, net of issuance costs	—	57,026
Proceeds from the issuance of common stock on stock-based awards	13	32
Principal payments on long-term debt	—	(10,667)
Taxes withheld and paid on employees’ equity awards	(359)	(546)
Net cash (used in) provided by financing activities	(16,595)	36,314
Net (decrease) increase in cash	(13,683)	38,605
Cash and cash equivalents at beginning of period	44,579	20,144
Cash and cash equivalents at end of period	$30,896	$58,749

ZYNEX, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Adjusted EBITDA:
Net income	$1,217	$3,354	$1,227	$4,923
Depreciation and Amortization*	465	412	891	835
Stock-based compensation expense	841	660	1,575	967
Interest expense and other, net	611	317	1,123	401
Change in value of contingent consideration	—	(1,700)	—	(3,100)
Non-cash lease expense**	—	227	—	227
Income tax expense	398	742	401	775
Adjusted EBITDA	$3,532	$4,012	$5,217	$5,028
% of Net Revenue	7%	9%	5%	6%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

** Amount expensed on new company headquarters in excess of cash payments due to abated rent.